Exhibit 99.1

Innovative Industrial Properties Reports Fourth Quarter and Full-Year 2023 Results

FY 2023 Net Income and AFFO Per Share Increased 5% and 7% over 2022, Respectively

SAN DIEGO, CA – February 26, 2024 – Innovative Industrial Properties, Inc. (IIP), the first and only real estate company on the New York Stock Exchange (NYSE: IIPR) focused on the regulated U.S. cannabis industry, announced today results for the fourth quarter and year ended December 31, 2023.

Full Year 2023

•	Generated total revenues of approximately $309.5 million, representing an increase of 12% over 2022.
•	Recorded net income attributable to common stockholders of approximately $164.2 million, or $5.77 per share (all per share amounts in this press release are reported on a diluted basis unless otherwise noted).
•	Recorded adjusted funds from operations (AFFO) and normalized funds from operations (Normalized FFO) of approximately $256.5 million and $234.1 million, increases of 10% and 9% over 2022, respectively.
•	Declared dividends to common stockholders totaling $7.22 per share, increasing IIP’s common stock dividends declared each year since its inception in 2016.
•	Committed up to approximately $119.5 million (excluding transaction costs) for the payment of purchase prices and funding of qualifying building infrastructure improvements for two property acquisitions, lease amendments for three properties, two new leases in the existing portfolio and an additional commitment under a construction loan where IIP is lender.
•	Sold a portfolio of properties in March located in California for $16.2 million (excluding transaction costs), which included secured seller financing with the buyer of the property for $16.1 million (interest only, payable monthly).
•	Published IIP’s third annual Sustainability Report, highlighting IIP’s commitment to sound environmental management, collaborative community engagement and corporate governance principles that align to the core values of the IIP team, and available on its corporate website at www.innovativeindustrialproperties.com.
•	At year-end, IIP’s footprint comprised 108 properties totaling 8.9 million rentable square feet in 19 states.

	Years Ended December 31,
(Per share)	2023	2022	$ Change	% Change
Net income attributable to common stockholders	$5.77	$5.52	$0.25	5%
Normalized FFO	$8.29	$7.76	$0.53	7%
AFFO	$9.08	$8.45	$0.63	7%

Fourth Quarter 2023

Financial Results and Dividend

•	Generated total revenues of approximately $79.2 million in the quarter, representing a 12% increase from the prior year’s quarter.
•	Recorded net income attributable to common stockholders of approximately $41.3 million for the quarter, or $1.45 per share.
•	Recorded AFFO of approximately $64.3 million, or $2.28 per share, each increases of 8% from the prior year’s quarter, respectively.
•	Paid a quarterly dividend of $1.82 per common share on January 12, 2024 to stockholders of record as of December 29, 2023.

	Three Months Ended December 31,
(Per share)	2023	2022	$ Change	% Change
Net income attributable to common stockholders	$1.45	$1.46	$(0.01)	(1)%
Normalized FFO	$2.07	$1.95	$0.12	6%
AFFO	$2.28	$2.12	$0.16	8%

Financing Activity

•	Entered into a loan and security agreement (the Loan Agreement) with a federally regulated commercial bank, which matures on October 23, 2026 and provides $30.0 million in aggregate commitments for secured revolving loans (the Revolving Credit Facility).
•	Issued shares of common stock under IIP’s “at-the-market” offering program (ATM Program) for net proceeds of approximately $9.6 million.

Portfolio – Leasing and New Commitments

•	Executed a new lease for the property located at 9410 Davis Highway in Dimondale, Michigan, which is under redevelopment as a regulated cannabis cultivation and processing facility and was previously leased to Green Peak Industries, Inc. (Green Peak).
•	Entered into a lease amendment with a subsidiary of Goodness Growth Holdings, Inc. at one of IIP’s New York properties, to, among other things, increase base rent and increase the improvement allowance under the lease by $14.0 million.

Portfolio – Rent Collection

•	Rent collection for IIP’s operating portfolio (calculated as base rent and property management fees collected as a percentage of contractually due base rent and property management fees) was 100% for the fourth quarter.
o	Rent collected for the quarter includes approximately $0.8 million of security deposits applied for the payment of rent in connection with an amendment with 4Front Ventures Corp. (4Front) at one of IIP’s Illinois properties, and approximately $0.7 million of $1.7 million collected in December 2023 from a subsidiary of SH Parent, Inc. (Parallel) pursuant to a consent judgment awarded in IIP’s favor and applied to rent due from Parallel for October 2023 at one of IIP’s Pennsylvania properties (Parallel vacated that property on October 31, 2023).

Year-to-Date 2024

Portfolio – Leasing and New Commitments

•	Amended IIP’s lease and development agreement with PharmaCann Inc. at one of IIP’s New York properties to increase the improvement allowance by $16.0 million, adjust base rent accordingly and extend the lease term.
•	Executed a new lease with a tenant at one of IIP’s retail properties in Michigan that was previously leased to Green Peak.
•	Executed a non-binding letter of intent with Lume Cannabis Co. to lease IIP’s property located at 10070 Harvest Park in Dimondale, Michigan, which is currently occupied by the receiver for Green Peak and expected to be returned to IIP on March 1, 2024.

Financing Activity

•	Amended Loan Agreement to upsize the Revolving Credit Facility to $45.0 million.
•	Exchanged approximately $4.3 million principal amount of IIP’s 3.75% Exchangeable Senior Notes due 2024 (the Exchangeable Senior Notes) for a combination of cash and shares of IIP common stock prior to maturity, and paid off the remaining $100,000 principal amount at maturity.

Portfolio – Rent Collection

•	Rent collection for IIP’s operating portfolio was 100% year-to-date through February 2024.

Balance Sheet Highlights (at December 31, 2023)

•	12% debt to total gross assets, with approximately $2.6 billion in total gross assets.
•	Total liquidity was approximately $177.2 million as of December 31, 2023, consisting of cash and cash equivalents and short-term investments (each as reported in IIP’s consolidated balance sheet as of December 31, 2023) and availability under the Revolving Credit Facility.
•	No debt maturities until May 2026, other than $4.4 million principal amount of Exchangeable Senior Notes which was exchanged or paid off in full subsequent to year-end.
•	Debt service coverage ratio of 16.4x (calculated in accordance with IIP’s 5.50% Unsecured Senior Notes due 2026).

Property Portfolio Statistics (as of December 31, 2023)

•	Total property portfolio comprises 108 properties across 19 states, with approximately 8.9 million rentable square feet (including approximately 1.4 million rentable square feet under development / redevelopment), consisting of:
o	Operating portfolio: 103 properties, representing approximately 8.2 million rentable square feet.
o	Under development / redevelopment portfolio contains five properties expected to comprise 715,000 rentable square feet at completion, of which 460,000 rentable square feet (64% of total) is pre-leased or under a non-binding letter of intent to lease, with the remainder comprised of one property totaling 192,000 square feet in San Bernardino, California and twelve acres of land to be developed in San Marcos, Texas. The five properties in the development / redevelopment portfolio are as follows:
▪	Perez Road in Cathedral City, California (pre-leased)
▪	Davis Highway in Dimondale, Michigan (pre-leased)
▪	63795 19th Avenue in Palm Springs, California (non-binding letter of intent to lease)
▪	Inland Center Drive in San Bernardino, California
▪	Leah Avenue in San Marcos, Texas
•	Operating portfolio:
o	95.8% leased (triple-net).
o	Weighted-average remaining lease term: 14.6 years.
o	Total invested / committed capital per square foot: $275.
•	By annualized base rent (excluding non-cannabis tenants that comprise less than 1% of annualized base rent in the aggregate):
o	No tenant represents more than 16% of annualized base rent.
o	No state represents more than 15% of annualized base rent.
o	Multi-state operators (MSOs) represent 90% of annualized base rent.
o	Public company operators represent 62% of annualized base rent.
o	Industrial (cultivation and/or processing), retail (dispensing) and combined industrial/retail represent 92%, 2% and 6% of the operating portfolio, respectively.

Financial Results

For the three months ended December 31, 2023, IIP generated total revenues of approximately $79.2 million, compared to approximately $70.5 million for the same period in 2022, an increase of 12%. The increase was primarily driven by an increase in tenant reimbursements versus the prior period, as well as activity in prior periods for the acquisition and leasing of new properties, additional building infrastructure allowances provided to tenants at certain properties that resulted in increases to base rent and contractual rental escalations at certain properties. Total revenues for the three months ended December 31, 2023 and 2022 included approximately $6.6 million and $3.0 million, respectively, of tenant reimbursements for property insurance premiums and property taxes. Rental revenues for the three months ended December 31, 2023 also included (1) approximately $0.8 million of security deposits applied for payment of rent for a lease with 4Front; (2) approximately $0.2 million of the $0.4 million in payments received from Kings Garden, Inc. (Kings Garden) pursuant to an offer of judgment for lease defaults on certain California properties previously occupied by Kings Garden; and (3) approximately $1.7 million received as partial payment of a consent order against Parallel for lease defaults at one of IIP’s Pennsylvania properties previously leased to Parallel.

For the year ended December 31, 2023, IIP generated total revenues of approximately $309.5 million, compared to approximately $276.4 million for 2022, an increase of 12%. Of that increase, approximately $13.3 million was related to tenant reimbursements for property insurance premiums and property taxes, which increased to approximately $23.4 million for the year ended December 31, 2023, compared to approximately $10.1 million for the year ended December 31, 2022. The increase in tenant reimbursements was primarily due to a change in IIP’s policy from allowing tenants to pay property taxes directly to taxing authorities to IIP making tax payments directly to taxing authorities and then billing tenants for property tax reimbursements starting in January 2023. The remaining increase was driven primarily by the acquisition and leasing of new properties, additional building infrastructure allowances provided to tenants at certain properties that resulted in adjustments to base rent, and contractual rental escalations at certain properties, partially offset by the previously disclosed defaults of tenants for which IIP did not receive or record revenue and the termination of certain leases with Green Peak, Kings Garden, Medical Investor Holdings, LLC (Vertical) and Parallel. During the twelve months ended December 31, 2023, IIP collected 98% of contractual rents and did not collect rents totaling approximately $4.8 million (including approximately $4.5 million of contractual base rents and property management fees and $0.3 million for tenant reimbursements for property insurance premiums and taxes from three tenants).

For the three months ended December 31, 2023, IIP recorded net income attributable to common stockholders of approximately $41.3 million, or $1.45 per share; funds from operations (FFO) of approximately $58.4 million, or $2.07 per share; Normalized FFO of approximately $58.6 million, or $2.07 per share; and AFFO of approximately $64.3 million, or $2.28 per share.

For the year ended December 31, 2023, IIP recorded net income attributable to common stockholders of approximately $164.2 million, or $5.77 per share; FFO of approximately $231.6 million, or $8.20 per share; Normalized FFO of approximately $234.1 million, or $8.29 per share; and AFFO of approximately $256.5 million, or $9.08 per share.

IIP paid a quarterly dividend of $1.82 per common share on January 12, 2024 to stockholders of record as of December 29, 2023. IIP’s AFFO payout ratio was 80% (calculated by dividing the common stock dividend declared per share by IIP’s AFFO per common share for the quarter). The common stock dividends declared for the twelve months ended December 31, 2023 totaled $7.22 per common share. IIP has increased its common stock dividends declared each year since its inception in 2016.

FFO, Normalized FFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies.  A complete reconciliation containing adjustments from GAAP net income attributable to common stockholders to FFO, Normalized FFO and AFFO and definitions of terms are included at the end of this release.

Financing Activity

In October 2023, IIP Operating Partnership, LP, IIP’s operating partnership subsidiary (the Operating Partnership), entered into a Loan Agreement with a federally regulated commercial bank, as lender and as agent for lenders that become party thereto from time to time. The Loan Agreement matures on October 23, 2026, and was upsized in February 2024 to provide for $45.0 million in aggregate commitments for a Revolving Credit Facility, the availability of which is based on a borrowing base consisting of real properties owned by subsidiaries (the Subsidiary Guarantors) of the Operating Partnership that satisfy eligibility criteria set forth in the Loan Agreement. The obligations of the Operating Partnership under the Loan Agreement are guaranteed by IIP and the Subsidiary Guarantors, and are secured by (i) operating accounts of the Operating Partnership into which lease payments under the real property included in the borrowing base are paid, (ii) the equity interest of the Subsidiary Guarantors, (iii) the real estate included in the borrowing base and the leases and rents thereunder, and (iv) all personal property of the Subsidiary Guarantors. Borrowings under the Loan Agreement bear interest at a variable rate based on the greater of the prime rate and an applicable margin based on deposits with the participating bank(s) and a stipulated interest rate. The Loan Agreement is subject to certain liquidity and operating covenants and includes customary representations and warranties, affirmative and negative covenants and events of default. The Loan Agreement also allows the Operating Partnership, subject to the satisfaction of certain conditions, to request additional revolving loan commitments up to a specified amount.

During the three months and year ended December 31, 2023, IIP issued 101,061 shares of its common stock under its ATM Program for net proceeds of approximately $9.6 million.

Subsequent to year-end, IIP exchanged approximately $4.3 million principal amount of its Exchangeable Senior Notes for a combination of cash and shares of IIP common stock prior to maturity, in accordance with the terms of the indenture, and paid off the remaining $100,000 principal amount at maturity.

Supplemental Information

Supplemental financial information is available in the Investor Relations section of IIP’s website at www.innovativeindustrialproperties.com.

Teleconference and Webcast

Innovative Industrial Properties, Inc. will conduct a conference call and webcast at 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time) on Tuesday, February 27, 2024 to discuss IIP’s financial results and operations for the fourth quarter and year ended December 31, 2023.  The call will be open to all interested investors through a live audio webcast at the Investor Relations section of IIP’s website at www.innovativeindustrialproperties.com, or live by calling 1-877-328-5514 (domestic) or 1-412-902-6764 (international) and asking to be joined to the Innovative Industrial Properties, Inc. conference call. The complete webcast will be archived for 90 days on IIP’s website. A telephone playback of the conference call will also be available from 12:00 p.m. Pacific Time on Tuesday, February 27, 2024 until 12:00 p.m. Pacific Time on Tuesday, March 5, 2024, by calling 1-877-344-7529 (domestic), 855-669-9658 (Canada) or 1-412-317-0088 (international) and using access code 9779220.

About Innovative Industrial Properties

Innovative Industrial Properties, Inc. is a self-advised Maryland corporation focused on the acquisition, ownership and management of specialized properties leased to experienced, state-licensed operators for their regulated cannabis facilities. Innovative Industrial Properties, Inc. has elected to be taxed as a real estate investment trust, commencing with the year ended December 31, 2017. Additional information is available at www.innovativeindustrialproperties.com.

This press release contains statements that IIP believes to be “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts are forward-looking statements. When used in this press release, words such as IIP “expects,” “intends,” “plans,” “estimates,” “anticipates,” “believes” or “should” or the negative thereof or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Investors should not place undue reliance upon forward-looking statements. IIP disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Innovative Industrial Properties, Inc.

Consolidated Balance SheetS

(Unaudited)

(In thousands, except share and per share amounts)

	December 31,	December 31,
	2023	2022
Assets
Real estate, at cost:
Land	$142,524	$139,953
Buildings and improvements	2,108,218	2,010,628
Construction in progress	117,773	54,106
Total real estate, at cost	2,368,515	2,204,687
Less accumulated depreciation	(202,692)	(138,405)
Net real estate held for investment	2,165,823	2,066,282
Construction loan receivable	22,000	18,021
Cash and cash equivalents	140,249	87,122
Restricted cash	1,450	1,450
Investments	21,948	200,935
Right of use office lease asset	1,355	1,739
In-place lease intangible assets, net	8,245	9,105
Other assets, net	30,020	30,182
Total assets	$2,391,090	$2,414,836
Liabilities and stockholders’ equity
Liabilities:
Exchangeable Senior Notes, net	$4,431	$6,380
Notes due 2026, net	296,449	295,115
Building improvements and construction funding payable	9,591	29,376
Accounts payable and accrued expenses	11,406	10,615
Dividends payable	51,827	50,840
Rent received in advance and tenant security deposits	59,358	58,716
Other liabilities	5,056	1,901
Total liabilities	438,118	452,943

Stockholders’ equity:
Preferred stock, par value $0.001 per share, 50,000,000 shares authorized: 9.00% Series A cumulative redeemable preferred stock, $15,000 liquidation preference ($25.00 per share), 600,000 shares issued and outstanding at December 31, 2023 and December 31, 2022	14,009	14,009
Common stock, par value $0.001 per share, 50,000,000 shares authorized: 28,140,891 and 27,972,830 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	28	28
Additional paid-in capital	2,095,789	2,065,248
Dividends in excess of earnings	(156,854)	(117,392)
Total stockholders’ equity	1,952,972	1,961,893
Total liabilities and stockholders’ equity	$2,391,090	$2,414,836

Innovative Industrial Properties, Inc.

Consolidated STATEMENTS OF INCOME

For the Three Months and Years Ended December 31, 2023 and 2022

(Unaudited)

(In thousands, except share and per share amounts)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Revenues:
Rental (including tenant reimbursements)	$78,615	$69,923	$307,349	$274,377
Other	541	538	2,157	1,982
Total revenues	79,156	70,461	309,506	276,359

Expenses:
Property expenses	7,193	3,288	24,893	10,520
General and administrative expense	10,908	10,232	42,832	38,520
Depreciation and amortization expense	17,098	16,302	67,194	61,303
Total expenses	35,199	29,822	134,919	110,343
Gain on sale of real estate	—	3,601	—	3,601
Income from operations	43,957	44,240	174,587	169,617
Interest and other income	1,821	1,784	8,446	3,195
Interest expense	(4,145)	(4,518)	(17,467)	(18,301)
Gain (loss) on exchange of Exchangeable Senior Notes	—	—	22	(125)
Net income	41,633	41,506	165,588	154,386
Preferred stock dividends	(338)	(338)	(1,352)	(1,352)
Net income attributable to common stockholders	$41,295	$41,168	$164,236	$153,034
Net income attributable to common stockholders per share:
Basic	$1.46	$1.47	$5.82	$5.57
Diluted	$1.45	$1.46	$5.77	$5.52
Weighted-average shares outstanding:
Basic	27,996,393	27,938,804	27,977,807	27,345,047
Diluted	28,279,834	28,160,261	28,255,797	27,663,169

Innovative Industrial Properties, Inc.

Consolidated FFO, NORMALIZED FFO AND AFFO

For the Three Months and Years Ended December 31, 2023 and 2022

(Unaudited)

(In thousands, except share and per share amounts)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net income attributable to common stockholders	$41,295	$41,168	$164,236	$153,034
Real estate depreciation and amortization	17,098	16,302	67,194	61,303
Gain on sale of real estate	—	(3,601)	—	(3,601)
FFO attributable to common stockholders (basic)	58,393	53,869	231,430	210,736
Cash and non-cash interest expense on Exchangeable Senior Notes	50	72	219	546
FFO attributable to common stockholders (diluted)	58,443	53,941	231,649	211,282
Financing expense	—	249	—	367
Litigation-related expense	152	779	2,480	3,010
Loss (gain) on exchange of Exchangeable Senior Notes	—	—	(22)	125
Normalized FFO attributable to common stockholders (diluted)	58,595	54,969	234,107	214,784
Interest income on seller-financed note(1)	403	—	1,342	—
Stock-based compensation	4,934	4,312	19,581	17,507
Non-cash interest expense	383	321	1,375	1,255
Above-market lease amortization	23	23	92	91
AFFO attributable to common stockholders (diluted)	$64,338	$59,625	$256,497	$233,637
FFO per common share – diluted	$2.07	$1.92	$8.20	$7.64
Normalized FFO per common share – diluted	$2.07	$1.95	$8.29	$7.76
AFFO per common share – diluted	$2.28	$2.12	$9.08	$8.45
Weighted average common shares outstanding – basic	27,996,393	27,938,804	27,977,807	27,345,047
Restricted stock and RSUs	206,667	117,831	196,821	116,046
Dilutive effect of Exchangeable Senior Notes	76,774	103,626	81,169	202,076
Weighted average common shares outstanding – diluted	28,279,834	28,160,261	28,255,797	27,663,169

(1)	Amount reflects the non-refundable interest paid on the seller-financed note issued to IIP by the buyer in connection with IIP’s disposition of a portfolio of four properties in southern California, which is recognized as a deposit liability and is included in other liabilities in IIP’s consolidated balance sheet as of December 31, 2023, as the transaction did not qualify for recognition as a completed sale.

FFO and FFO per share are operating performance measures adopted by the National Association of Real Estate Investment Trusts, Inc. (NAREIT). NAREIT defines FFO as the most commonly accepted and reported measure of a REIT’s operating performance equal to net income, computed in accordance with accounting principles generally accepted in the United States (GAAP), excluding gains (or losses) from sales of property, depreciation, amortization and impairment related to real estate properties, and after adjustments for unconsolidated partnerships and joint ventures.

Management believes that net income, as defined by GAAP, is the most appropriate earnings measurement. However, management believes FFO and FFO per share to be supplemental measures of a REIT’s performance because they provide an understanding of the operating performance of IIP’s properties without giving effect to certain significant non-cash items, primarily depreciation expense. Historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time. However, real estate values instead have historically risen or fallen with market conditions. IIP believes that by excluding the effect of depreciation, FFO and FFO per share can facilitate comparisons of operating performance between periods. IIP reports FFO and FFO per share because these measures are observed by management to also be the predominant measures used by the REIT industry and industry analysts to evaluate REITs and because FFO per share is consistently reported, discussed, and compared by research analysts in their notes and publications about REITs. For these reasons, management has deemed it appropriate to disclose and discuss FFO and FFO per share.

IIP computes Normalized FFO by adjusting FFO, as defined by NAREIT, to exclude certain GAAP income and expense amounts that management believes are infrequent and unusual in nature and/or not related to IIP’s core real estate operations. Exclusion of these items from similar FFO-type metrics is common within the equity REIT industry, and management believes that presentation of Normalized FFO and Normalized FFO per share provides investors with a metric to assist in their evaluation of IIP’s operating performance across multiple periods and in comparison to the operating performance of other companies, because it removes the effect of unusual items that are not expected to impact IIP’s operating performance on an ongoing basis. Normalized FFO is used by management in evaluating the performance of its core business operations. Items included in calculating FFO that may be excluded in calculating Normalized FFO include certain transaction-related gains, losses, income or expense or other non-core amounts as they occur.

Management believes that AFFO and AFFO per share are also appropriate supplemental measures of a REIT’s operating performance. IIP calculates AFFO by adjusting Normalized FFO for certain cash and non-cash items.

For all periods presented, FFO (diluted), Normalized FFO, AFFO and FFO, Normalized FFO and AFFO per diluted share include the dilutive impact of the assumed full exchange of the Exchangeable Senior Notes for shares of common stock.

For all periods presented, as the performance thresholds for vesting of the performance share units were not met as measured as of the respective dates, they were excluded from the calculation of weighted average common shares outstanding – diluted.

IIP’s computation of FFO, Normalized FFO and AFFO may differ from the methodology for calculating FFO, Normalized FFO and AFFO utilized by other equity REITs and, accordingly, may not be comparable to such REITs. Further, FFO, Normalized FFO and AFFO do not represent cash flow available for management’s discretionary use. FFO, Normalized FFO and AFFO should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of IIP’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of IIP’s liquidity, nor is it indicative of funds available to fund IIP’s cash needs, including IIP’s ability to pay dividends or make distributions. FFO, Normalized FFO and AFFO should be considered only as supplements to net income computed in accordance with GAAP as measures of IIP’s operations.

Company Contact:

David Smith

Chief Financial Officer

Innovative Industrial Properties, Inc.

(858) 997-3332